EXHIBIT 12
                                        INGERSOLL-RAND COMPANY
                         COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES
                                     (Dollar Amounts in Millions)
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                                            Nine Months
                                        Ended September 30,         Years Ended December 31,
Fixed charges:                                  2001        2000       1999       1998     1997     1996
  Interest expense...........................$ 217.1    $  286.6   $  204.5   $  225.9  $ 137.5  $ 120.9
  Amortization of debt discount and expense..    5.3         6.1        6.7        7.0      2.0      1.5
  Rentals (one-third of rentals).............   25.0        28.2       23.9       23.8     23.3     20.3
  Capitalized interest.......................    3.3         4.4        4.0        4.0      3.2      4.6
  Equity-linked security charges.............    8.3        25.6       25.6       19.7      0.0      0.0
Total fixed charges..........................$ 259.0    $  350.9   $  264.7   $  280.4  $ 166.0  $ 147.3

Net earnings from continuing operations      $ 146.1    $  546.2   $  563.1   $  481.6  $ 367.6  $ 342.3
Add:   Minority income of majority-
         owned subsidiaries..................   16.6        39.3       29.1       23.5      3.6      1.5
       Taxes on income from continuing
         operations..........................   51.8       284.4      307.1      257.6    220.2    196.2
       Fixed charges.........................  259.0       350.9      264.7      280.4    166.0    147.3
Less:  Capitalized interest..................    3.3         4.4        4.0        4.0      3.2      4.6
       Undistributed earnings (losses) from
         less than 50% owned  affiliates.....    0.6         9.2       27.1       33.8     16.6    (23.6)
Earnings available for fixed charges ........$ 469.6    $1,207.2   $1,132.9   $1,005.3  $ 737.6  $ 706.3

Ratio of earnings to fixed charges ..........   1.81        3.44       4.28       3.59     4.44     4.79
Undistributed earnings (losses) from less
    than 50% owned affiliates:
  Equity in earnings (losses)................$   1.9    $   11.7   $   29.3   $   37.0  $  18.7  $  35.2
    Less:  Amounts distributed...............    1.3         2.5        2.2        3.2      2.1     58.8
  Undistributed earnings (losses) from
    less-than 50% owned affiliates...........$   0.6    $    9.2   $   27.1   $   33.8  $  16.6  $ (23.6)

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